Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 19, 2021, with respect to the consolidated financial statements of Vimeo, Inc. as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, included in the Registration Statement (Form S-1 No. 333-XXXX) and related Prospectus of Vimeo, Inc., formerly known as Vimeo Holdings, Inc., for the registration of its common stock.

/s/ Ernst & Young LLP

New York, New York

May 25, 2021